Exhibit 99.2

UA: Fourth Quarter 2006 Earnings Call – Brad Dickerson

Thanks Kevin.

As Kevin mentioned, we saw very strong growth in our core apparel business in the fourth quarter. The acceleration we saw from the second quarter to the third quarter continued in the fourth quarter, with apparel net sales growing more than 43% driving our total net revenue growth 55% for the quarter to $135.3 million from $87.3 million in the prior year.

In addition to the accelerating growth in our core apparel business, in the fourth quarter we launched baseball and softball cleats, which helped drive an additional $9.3 million of net revenues in our Footwear Business.

For the full year, net revenues increased 53% to $430.7 million, exceeding our previously provided outlook of $410 million to $420 million.

Operating Overview

Now moving to our gross margin. For the quarter, gross margin increased 190 basis points to 50.6% compared to 48.7% in the same period last year. This increase was largely driven by our continued efforts to drive efficiencies in our sourcing, greater supplier discounts for increased volume, as well as favorable changes in the product mix that shifted a larger portion of our sales to higher margin products. Net sales from our direct-to-consumer business, which includes our web-site and retail outlet stores, grew 118% for the quarter, also having a positive impact on our gross margin. These items contributed to our total gross margin improvement which help offset the lower gross margins associated with footwear.

For the full year, gross margin increased 180 basis points to 50.1% versus 48.3% in the prior year.

SG&A for the fourth quarter totaled $50.7 million, an increase of $21.0 million compared to the same period last year. SG&A as a percentage of net revenues for the quarter increased to 37.5% from 34.0% in the prior year. Increased investments in our growth initiatives, which include International and Footwear, accounted for nearly one-third of the year-over-year dollar increase in SG&A. We also recognized additional expenses related to our Sarbanes-Oxley compliance initiative. In addition, SG&A reflected lower bonus expense based on our actual results and Kevin Plank’s decision to not accept a bonus for 2006.

Within SG&A, most importantly, we continued to invest in our Brand during the quarter by increasing investments in Marketing. Marketing costs represented 12.6% of net revenues in the quarter compared to 8.6% in the prior year. However, for the full year, Marketing costs remained within our target range of 10-12% of net revenues, representing 11.2% of net revenues in 2006 compared to 10.8% in the prior year. With these increased investments over the course of the year, we were able to launch footwear with our multi-platform Click-Clack marketing campaign and back it by authentic exposure as an official supplier to the NFL. We also outfitted several high school and top college teams as official head-to-toe Under Armour teams. We followed a similar formula abroad by signing official base-layer deals with five professional European Football teams. In store, we branded our expanding footprint and broadened consumer education on the benefits of performance by increasing the number of Under Armour Concept Shops within our key retail doors. We continue to believe in the positive impact that these and other Marketing-related initiatives have on our top line.

For the full year, SG&A as a percentage of net revenues increased to 36.8% from 35.6% in the same period last year again being driven by our increased investments in Marketing and our growth initiatives.

Our operating income for the quarter was $17.7 million, compared to $12.9 million in the prior year, an increase of 38%. For the full year, our operating income increased 60% to $57.3 million.

The 13.1% operating margin for the fourth quarter reflects the increased Marketing and investment spending during the quarter. For the full year, we showed improvements in our operating margin as it increased 60 basis points to 13.3% of net revenues compared to 12.7% in the prior year driven by our strong top line and improvements in gross margin.

Other income for the quarter increased $1.5 million which was primarily driven by increased interest income as a result of our improved cash position.

It is important to note that both net income and EPS for the quarter benefited from a $1.0 million, or $0.02 per diluted share, state tax credit recorded in the quarter. This represents the balance of the expected full year benefit of the $3.3 million, or $0.07 per diluted share, state tax credit. It is worth noting that we do not anticipate earning any new state tax credits in 2007.

Our resulting net income for the quarter increased to $11.9 million from $7.0 million in the same period last year. Full year net income increased to $39.0 million from $19.7 million in the prior year, within the range of the outlook we provided at the end of the third quarter.

Balance Sheet Summary

Now I’d like to move on to the balance sheet where we saw positive developments across several key metrics.

Inventory at quarter-end increased 51% to $81.0 million compared to the prior year end, in-line with our net revenue growth for the quarter.

We continued to use our existing retail outlet strategy to profitably sell our excess inventory. In the fourth quarter, our outlet base remained at 11 stores. However, in 2007, we plan to expand our retail outlet strategy with the addition of 5 to 6 outlet stores during the year. We believe this investment has been, and will continue to be, successful in protecting the brand, improving our liquidity, and raising gross margins and operating margins.

Net Accounts Receivable increased 35%, or $18.7 million, on a year over year basis, and grew at a slower rate than net revenues for the quarter.

Total cash and cash equivalents at the end of the quarter were $70.7 million and cash, net of debt, increased $9.8 million during the year to $64.4 million.

Our investment in capital expenditures for the quarter was approximately $7 million, which brought the total to $18 million for the year. This increase, over our previously stated cap-ex outlook of $15 to $16 million, was related to a late year initial investment of $3 million made in a warehouse management system projected to be implemented in 2007. Wayne will discuss this and our other expected 2007 capital expenditures shortly. Of the remaining investments in cap-ex for 2006, half went towards the build out of new outlet stores and additional in-store fixtures to support our brand presence at retail. We also made a sizable investment in IT during 2006 with the successful implementation of SAP.

Now I will turn it over to Wayne Marino who will take you through our outlook for 2007.

UA: Fourth Quarter 2006 Earnings Call – Wayne Marino

Outlook For 2007

Thanks Brad. I’m going to take the next few minutes to provide our outlook for 2007 as well as several key elements of our strategy going forward.

Our long term growth targets remain at 20-25% for both our top and bottom line. However, due to the strength of the Under Armour brand and our ability to extend our product scope and distribution, we believe we can grow both net revenues and income from operations between 30% and 35% for 2007.

We plan to accomplish this by executing our strategic growth drivers:

•	Expanding our Men’s and Women’s businesses

•	Ramping up our Footwear and

•	Continuing to build our International business

Kevin talked earlier about some of the product and marketing stories that will help drive our core apparel business in 2007. In addition to the new categories that he mentioned, we believe our core growth in Men’s – with a broader product offering in Golf, Baseball and Running — and Women’s - specifically our Cold Gear, compression and tech-T programs — will benefit from the continued growth in our footprint within our existing distribution. We also expect to see continued progress with our Good/Better/Best merchandising strategy, new door growth in specific channels including outdoor and mountain sport, growth in our Direct business and continued square footage growth among our key accounts. We will also be investing in our core Men’s and Women’s businesses by adding capacity and efficiency in our Distribution House as well as increasing the number of Under Armour concept shops in our key accounts.

As Kevin mentioned, we will continue to invest in our Footwear and International businesses, by building the infrastructure to support the long-term profitability in these two businesses. A portion of the investment we are planning to make in our DH for 2007 will be to expand our capacity to warehouse footwear including expanded lines in both football and baseball and new cleated categories such as lacrosse. We are also investing in both people and R&D as we plan our expansion into non-cleated athletic footwear.

On the international front, we will continue to focus on Western Europe, with particular emphasis on the UK, France and Germany. We finished 2006 with 600 doors in Europe and are planning to more than double that number in 2007. We continue to believe that the opportunity for the Under Armour brand internationally is as large as the opportunity in the U.S. and we will make the appropriate investments in 2007 and beyond to reach that goal.

In 2007, we expect our Men’s business to grow at a pace greater than our long term growth target of 20-25% with our other businesses growing at an even faster pace. I also want to point out that although Footwear and International businesses will be investments in 2007, combined they are projected to contribute almost 20% to the year over year dollar growth in 2007.

As far as the timing of our revenues, historically, a greater percentage of our revenues have been recognized in the third and fourth quarters, and we expect 2007 revenues to reflect a similar pattern to that which occurred in 2006. I also want to point out that similar to 2006 our second quarter of 2007 is expected to be our lowest volume quarter.

When we move to the Net income and EPS line, the recognition of state tax credits in 2006 will impact the year-over-year comparability of our net income and EPS in the second half of 2007 and for the full year.

Now I will provide you with some further color on the assumptions behind this top level summary.

•	First our Gross Margin. We anticipate continued improvement to our gross margin from our lower cost sourcing initiatives driven by increased volumes. We also anticipate that our higher margin global direct to consumer businesses will grow at a faster rate than our overall business. A portion of these improvements will be offset by our anticipated growth in our cleated footwear business, both football and baseball, which will carry initial margins lower than our existing apparel margins. This will be most evident in the first quarter, where in the prior year we did not have the impact of cleated footwear on the gross margin.

•	Additionally, for 2007 we will improve our in-store marketing by shifting dollars previously given as discounts to fund in-store marketing efforts thereby creating an exciting environment for people to experience the Under Armour Brand. This shift in spending from discounts to in-store marketing will have a positive impact of 60-70bps on Gross Margin for 2007, offset by an increase in marketing costs. This change will enhance the brand’s presentation at retail.

•	Taking all these factors into account, we are planning our full year 2007 gross margin to improve by 80-100 basis points over the prior year.

•	Now moving to SG&A. For 2007, we plan to continue to invest in our growth initiatives such as footwear and International, putting the infrastructure in place to build a large, scalable business and to market the Under Armour Brand globally. For 2007, the move away from discounts and toward in-store marketing efforts that I mentioned previously, will push our marketing to the high end of the annual 10-12% range. Our fixed costs, specifically other costs, are expected to leverage for 2007. For these reasons, we are planning our full year operating expense to increase by 80-90 basis points as a percentage of net revenues for 2007. We also see the opportunity to further leverage fixed costs if volumes should increase.

•	Taking all this into account, we believe our income from operations for 2007 will be in a range of $74.5 - $77.5 million.

•	It’s important to note that as our business becomes more diverse in terms of product mix, gender, and sport categories, we will adjust the timing of our marketing spend to reflect this more balanced mix. For the 1st half of 2006, we invested in marketing at the low end of our 10-12% range. For the first half of 2007, we expect to be closer to the high end 10-12% range.

•	We have always earned a greater portion of our operating income in the last 2 quarters of the year. With the shift of the marketing spend, we expect an even greater percentage of our 2007 operating income to come from the back half of the year.

•	We are forecasting our Net Interest Income to be approximately $2.0 million for the full year and our effective tax rate to increase to 40.5% before the impact of FIN 48 up from 34.0% since the allowable state tax credit was earned and recognized in 2006. We are not anticipating any new state tax credits in 2007.

•	Weighted average diluted share count in 2007 is expected to be approximately 50.5 million.

Now turning to our Balance Sheet for 2007

With Inventory. Our core items such as cold gear, tech-t and compression tops and bottoms drive over 50% of our business. In 2006, we took receipt of fall merchandise earlier than we did in the prior year to support an increased number of product launches in the 3rd quarter and this strategy paid off with over 40% growth in apparel for the 3rd quarter in 2006. For 2007 we are planning a similar strategy where we will invest in core inventory, specifically Fleece and Cold Gear, in the second quarter to position ourselves for strong consumer demand in the back half of the year. Our fundamentals around inventory are strong and we will balance this strategy with our aggressive inventory management initiatives.

Capital expenditures:

Now moving to Cap-x. 2007 is still an investment year for Under Armour as we implement the infrastructure to support a large scalable business. We are planning to invest between $20 -22 million to accomplish this goal.

Over  1/2 of our Cap x investment will be in our Distribution House where we will add new equipment to improve our shipping velocity and expand our warehouse capacity in anticipation of future growth in our footwear business. This is in addition to the $3.0 million invested in Q4 of 2006 for a warehouse management system projected to be implemented in 2007.

On a scale similar to 2006, we plan to invest approximately $6.5 million in our in-store fixture program, and the balance of our capital will be invested in IT initiatives, expansion of our Global direct business, to include Canada and Europe, retail outlet store expansion and the balance for general corporate improvements.

Taking all this into account, we are expecting to be cash positive for the full year with fluctuations on a seasonal basis as we make investments in working capital, specifically inventory in the first half of the year.

We are excited about our story and our accomplishments to date and look forward to another year of strong results, both top and bottom line in 2007.

This concludes our prepared remarks.

Now, Kevin, Brad and I will take your questions. I ask each of you to please limit yourself to 1 or 2 questions each, so we can here from as many of you as possible.

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